EXHIBIT 99.1

Intersections Inc. Reports Third Quarter 2004 Financial Results

CHANTILLY, Va. – October 25, 2004 – Intersections Inc. (Nasdaq: INTX) today announced financial results for the quarter and nine months ending September 30, 2004. Earnings per share (“EPS”) for the third quarter was $0.19. Pre-tax income was $5.6 million for the quarter ending September 30, 2004, compared to $4.7 million for the second quarter of 2004 and $3.0 million for the third quarter of 2003, an 18.6 percent increase and 82.8 percent increase, respectively.

     “We are pleased with our continued progress,” said Michael Stanfield, Intersections Inc. Chairman and CEO. “We are positioning ourselves for growth by adding new partners, diversifying our channels, solidifying our relationships with current partners and adding new businesses that expand our core services.”

Third Quarter 2004 Financial Highlights:

•	Subscription revenue, which excludes transactional sales, increased 17.4 percent to $38.3 million for the quarter ending September 30, 2004, from $32.6 million for the comparable period in 2003. Subscription revenue is a non-GAAP financial measure that we believe is important to investors, and one that we utilize in managing our business as it demonstrates our revenue stream from the servicing of our recurring customer base as opposed to revenue on a GAAP basis, which includes transactional sales. Revenue from transactional sales is generally less predictable.

•	Subscription revenue, net of marketing and commissions associated with subscription revenue, increased 35.0 percent to $21.8 million for the quarter ending September 30, 2004, from $16.1 million for the comparable period in 2003. Subscription revenue, net of marketing and commissions associated with subscription revenue, is a non-GAAP financial measure that we believe is important to investors, and one that we utilize in managing our business as it normalizes the effect of changes in the mix of indirect and direct marketing arrangements and related accounting changes.

•	Total subscribers increased to approximately 2.6 million as of September 30, 2004, from approximately 2.1 million as of September 30, 2003. Not included in our third quarter subscribers are approximately 30,000 subscriber enrollments from the second quarter of 2004 and 75,000 from the third quarter of 2004 that were not received by us until October due to a processing delay at another company. We will begin providing our service to these subscribers in the fourth quarter of 2004 and these new enrollments will be included in new subscribers in that quarter. In addition, a decision was reached to cancel approximately 106,000 subscribers who had not provided sufficient information to allow them to receive the full benefits of our service. This is consistent with our philosophy of providing value to our subscribers. We do not foresee further cancellations of this nature.

•	Revenue generated from indirect marketing arrangements represented 36.5 percent of total subscription revenue for the quarter ending September 30, 2004, compared to 31.0 percent for the comparable period of 2003. Subscribers from indirect marketing arrangements represented 56.2 percent of total subscribers as of September 30, 2004, compared to 49.5 percent of total subscribers as of September 30, 2003. New subscribers from indirect marketing arrangements represented 60.6 percent of total new subscribers during the third quarter of 2004.

•	Net income for the quarter ending September 30, 2004 was $3.5 million, or $0.19 per diluted share, versus net income of $9.5 million, or $0.65 per diluted share, for the quarter ending September 30, 2003. Net income for the fiscal 2004 third quarter included a $2.1 million tax provision based on an effective rate of 37.8 percent, while the prior year included the recognition of a $6.6 million net deferred tax asset as a result of the Company determining that a full valuation allowance against net operating loss carryforwards was no longer necessary.

Nine Month Results:

•	Pre-tax income increased 31.2 percent to $13.9 million for the nine months ending September 30, 2004, from $10.6 million for the nine months ending September 30, 2003.

•	Subscription revenue, which excludes transactional sales, increased 23.1 percent to $115.2 million for the nine months ending September 30, 2004, from $93.6 million for the comparable period in 2003.

•	Subscription revenue, net of marketing and commissions associated with subscription revenue, increased 34.5 percent to $61.5 million for the quarter ending September 30, 2004, from $45.8 million for the comparable period in 2003.

•	Net income was $8.6 million, or $.52 per diluted share, for the nine months ending September 30, 2004, compared to $16.9 million, or $1.18 per diluted share, for the nine months ending September 30, 2003. Net income for the nine months ending September 30, 2004 included a $5.3 million tax provision based on an effective rate of 38.5 percent, while the prior year included the recognition of a $6.6 million net deferred tax asset in the third quarter of 2003 as a result of the Company determining that a full valuation allowance against net operating loss carryforwards was no longer necessary.

Intersections Inc.’s third quarter 2004 results will be discussed in more detail on October 25, 2004, at 5:00 p.m. EDT via teleconference. A live audio webcast will be available on Intersections’ web site at www.intersections.com or at www.fulldisclosure.com. Participants are encouraged to go to the selected website at least 15 minutes in advance to register, download, and install any necessary audio software. This webcast will be archived and available for replay after the teleconference. Additionally, the call will be available for telephonic replay from approximately 7:00 p.m. Monday, October 25 through 11:59 p.m. Wednesday, October 27, 2004 at (888) 286-8010 (Passcode: 15267440).

Statements in this press release relating to future plans, results, performance, expectations, achievements and the like are considered “forward-looking statements.” Those forward-looking statements involve known and unknown risks and are subject to change based on various factors and uncertainties that may cause actual results to differ materially from those expressed or implied by those statements. Factors and uncertainties that may cause actual results to differ include but are not limited to the risks disclosed in the Company’s filings with the U.S. Securities and Exchange Commission. The Company undertakes no obligation to revise or update any forward-looking statements.

About Intersections Inc.

Intersections Inc. is the leading provider of branded and fully-customized consumer identity theft protection and credit management services to the customers of financial institutions and financial services companies in North America. Using our technology solutions and marketing capabilities, we assist these companies in meeting the needs of their customers in an effective, efficient and ethical environment. Intersections currently provides its services to more than 2.5 million subscribers in the U.S. and Canada. Learn more about Intersections at www.intersections.com.

INTERSECTIONS INC.
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2004	2003	2004	2003
		(In Thousands, except per share data)
Revenue	$38,594	$38,033	$116,982	$110,760
Operating expenses:
Marketing and commissions	16,663	19,662	54,390	57,581
Subscription servicing	9,710	9,608	28,811	26,883
General and administrative	6,820	5,472	19,713	14,936

Total operating expenses	33,193	34,742	102,914	99,400

Income from operations	5,401	3,291	14,068	11,360
Interest income (expense)	143	(249)	(140)	(758)
Other income (expense)	15	(1)	(20)	(1)

Income before income taxes and minority interest	5,559	3,041	13,908	10,601
Income tax expense	(2,100)	6,456	(5,348)	6,288
Minority interest in net loss of subsidiaries	—	—	—	35

Net income	$3,459	$9,497	$8,560	$16,924

Net income per basic share	$.20	$1.91	$.74	$3.42

Net income per diluted share	$.19	$.65	$.52	$1.18

Weighted average common shares outstanding	17,013,337	4,963,953	11,496,443	4,951,092
Dilutive effect of common stock equivalents	1,555,664	10,001,127	5,737,052	10,026,119

Weighted average common shares outstanding — assuming dilution	18,569,001	14,965,080	17,233,495	14,977,211

INTERSECTIONS INC.
OTHER DATA
(DOLLARS IN THOUSANDS)

	Three Months Ending		Nine Months Ending
	September 30,		September 30,
	2004	2003	2004	2003
Depreciation & Amortization	$900	$450	$2,695	$1,525

Subscribers at beginning of period	2,581,931	1,885,943	2,274,605	1,562,537
New subscribers (1)	511,911	583,544	1,660,500	1,704,206
Cancelled subscribers within first 90 days of subscription	145,775	133,717	440,611	509,030
Cancelled subscribers after first 90 days of subscription (2)	393,050	222,669	939,477	644,612

Subscribers at end of period	2,555,017	2,113,101	2,555,017	2,113,101

Total revenue	$38,594	$38,033	$116,982	$110,760
Revenue from transactional sales	(246)	(5,358)	(1,730)	(17,118)
Revenue from lost/stolen credit card registry	(20)	(26)	(66)	(71)

Subscription revenue	$38,328	$32,649	$115,186	$93,571

Marketing and commissions	$16,663	$19,662	$54,390	$57,581
Commissions paid on transactional sales	(99)	(3,129)	(731)	(9,763)
Commissions paid on lost/stolen credit card registry	(2)	(3)	(7)	(10)

Marketing and commissions associated with subscription revenue	$16,562	$16,530	$53,652	$47,808

(1)	Not included in our third quarter subscribers are approximately 30,000 subscriber enrollments from the second quarter of 2004 and 75,000 from the third quarter of 2004 that were not received by us until October due to a processing delay at another company. We will begin providing our service to these subscribers in the fourth quarter of 2004 and these new enrollments will be included in new subscribers in that quarter.

(2)	During the third quarter, a decision was reached to cancel approximately 106,000 subscribers who had not provided sufficient information to allow them to receive the full benefits of our service. This is consistent with our philosophy of providing value to our subscribers. We do not foresee further cancellations of this nature.

Contact:

Intersections Inc.

Debra Hoopes
(703) 488-6184
dhoopes@intersections.com

Amy Gergely
(703) 488-6229
agergely@intersections.com